As filed with the Securities and Exchange Commission on August 17, 1999

                                                     Registration No. 333-83409

                       SECURITIES AND EXCHANGE COMMISSION

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              AMERICA ONLINE, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                           54-1322110
    (State or other jurisdiction of            (I.R.S. Employer
     incorporation or organization)            Identification No.)


            22000 AOL Way, Dulles, Virginia 20166-9323 (703) 265-1000
                  (Address, including zip code, and telephone,
       including area code, of registrant's principal executive offices)

                                 Stephen M. Case
                             Chief Executive Officer
                              America Online, Inc.
                                  22000 AOL Way
                           Dulles, Virginia 20166-9323
                                 (703) 265-1000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                            Sheila A. Clark, Esquire
                          Senior Vice President, Legal
                              America Online, Inc.
                                  22000 AOL Way
                           Dulles, Virginia 20166-9323
                                 (703) 265-1000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

(Subject to completion, dated August 17, 1999)

                        2,863,053 Shares of Common Stock
                              AMERICA ONLINE, INC.

         This prospectus relates to the public offering, which is not being underwritten, of 2,863,053 shares of our common stock which is held by the selling stockholders listed on pages 7 and 8. The selling stockholders may offer their shares of common stock through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is listed on the New York Stock Exchange, under the symbol "AOL." On August 63, 1999, the last reported sale price for the common stock was $94.9375 per share.

         You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the securities offered by this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    The  date  of  this  prospectus  is      , 1999.

                                   The Company

      Founded in 1985, America Online, Inc., based in Dulles, Virginia, is the world's leader in interactive services, Web brands, Internet technologies, and electronic commerce services.

      America Online has two major lines of businesses organized into four product groups:

          o  the  Interactive  Online  Services   business,   comprised  of  the
             Interactive Services Group, the Interactive Properties Group and the AOL International Group, and

          o the Enterprise Solutions business, comprised of the Netscape Enterprise Group.

      The product groups are described below.

      The Interactive Services Group develops and operates branded interactive services, including:

          o the AOL service, a worldwide Internet online service with more than 17 million members as of June 30, 1999

          o the CompuServe service, a worldwide Internet online service with approximately 2 million members

          o the Netscape Netcenter, an Internet portal with more than 17 million registered users

          o    the AOL.COM Internet portal

          o the Netscape Communicator client software, including the Netscape Navigator browser

     The Interactive Properties Group is built around branded properties that operate across multiple services and platforms, such as:

          o Digital City, Inc., the No. 1 branded local content network and community guide on the AOL service and the Internet

          o ICQ, the world's leading communications portal that provides instant communications and chat technology

          o MovieFone, Inc., the nation's No. 1 movie guide and ticketing service provided through an interactive telephone service and on the AOL service and the Internet

          o    Internet music brands Spinner.com, Winamp and SHOUTcast

      The AOL International Group oversees the AOL and CompuServe services and operations outside the United States, as well as the Netscape Online service, which will be launched soon in the United Kingdom.

      The Netscape Enterprise Group focuses on providing businesses a range of software products, technical support, consulting and training services. These products and services enable businesses and users to share information, manage networks and facilitate electronic commerce.

      In November 1998, America Online entered into a strategic alliance with Sun Microsystems, Inc. ("Sun"), a leader in network computing products and services, to accelerate the growth of electronic commerce. The strategic alliance provides that, over a three-year period, we will develop and market, together with Sun, client software and network application and server software for electronic commerce, extended communities and connectivity, including software based in part on the Netscape Enterprise Group code base, on Sun code and technology and on certain America Online services features, to business enterprises.

      During the fiscal year, America Online entered into a number of strategic mergers. In March 1999, America Online completed its merger with Netscape Communications Corporation and in May 1999, America Online completed its merger with MovieFone, Inc. America Online also completed mergers with Nullsoft, Inc. and Spinner Networks Incorporated, companies that provide music over the Internet, When Inc., a company that provides a personalized event directory and calendar services, AtWeb, Inc., and PersonaLogic, Inc.

      America Online was incorporated in Delaware on May 24, 1985. The principal executive offices are located at 22000 AOL Way, Dulles, Virginia 20166-9323. Our telephone number at that address is (703) 265-1000. Inquiries may also be sent to America Online's Internet address: AOL IR@aol.com, or to the America Online address, AOL IR.
                              Risk Factors

         Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could seriously harm our business, financial condition or results of operations. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

We Face Competition for Subscription Revenues and the Development and Sale of Electronic Commerce Infrastructure and Applications

         We compete with a wide range of other companies in the communications, advertising, entertainment, information, media, Web-based services, software, technology, direct mail and electronic commerce fields for subscription, advertising, and commerce revenues, and in the development of distribution technologies and equipment in our Interactive Online Services business. We also compete with a wide range of companies in the development and sale of electronic commerce infrastructure and applications in our Enterprise Solutions business.

        o Competitors for subscription revenues include:
          --online  services  such as the Microsoft  Network,  AT&T Worldnet and
            Prodigy Classic
          --national and local Internet  service  providers,  such as MindSpring and EarthLink
          --long distance and regional  telephone  companies  offering access as part of their telephone service, such as AT&T Corp., MCI WorldCom, Inc., Sprint Corporation and regional Bell operating companies
          --cable television companies
          --cable  Internet  access  services   offered  by  companies  such  as
            Excite@Home and Road Runner Group

        o Competitors for advertising and commerce revenues include:
          --online  services  such as the Microsoft  Network,  AT&T Worldnet and
            Prodigy Classic
          --Web-based  navigation  and search  service  companies such as Yahoo!
            Inc., Infoseek Corporation (to be acquired by the Walt Disney Company), Lycos, Inc. and Excite@Home.
          --global media companies  including  newspapers,  radio and television stations and content providers, such as the National Broadcasting Corporation, CBS Corporation, The Walt Disney Company, Time Warner Inc., The Washington Post Company and Conde Nast Publications, Inc.
          --cable  Internet  access  services   offered  by  companies  such  as
            Excite@Home  and Road Runner Group
          --Web sites focusing on content,commerce, community and similar features such as Amazon.com and eBay

        o Competition in the development of distribution technologies and equipment includes:
          --broadband  distribution  technologies  used in cable Internet access services offered by companies such as Excite@Home and Road Runner Group
          --advanced  telephone-based  access  services  offered through digital subscriber line technologies offered by local telecommunications companies
          --other advanced digital services offered by broadcast,  satellite and wireless companies
          --television-based   interactive  computer  services,  such  as  those
            offered by Microsoft's WebTV
          --personal digital assistants or handheld computers, enhanced mobile phones and other equipment offering functional equivalents to our features

        o Competitors in the development and sale of electronic commerce infrastructure and applications include:
          -- providers  of  electronic  commerce  infrastructure  such as server software, including International Business Machines Corporation, Microsoft Corporation, Oracle Corporation, Novell, Inc. Software.com, Inc., BEA Systems, Inc. and the provider of the Apache Web Server
          -- providers   of   electronic   commerce   applications    including
             International Business Machines Corporation, Oracle Corporation, General Electric Information Systems, Microsoft Corporation, PeopleSoft, Inc., SAP A.G., Open Market, Inc., Ariba Technologies, CommerceOne, Sterling Commerce, Inc. and BroadVision, Inc.

      Some of our present competitors and potential future competitors may have greater financial, technical, marketing or personnel resources than we do. In addition, as a result of acquisitions, certain competitors are able to offer both Internet access and other services, such as cable television or telephone service, and such consolidation may continue. The competitive environment could have a variety of adverse effects on us. For example, it could:

          o negatively  impact our  ability to  generate  greater  revenues  and
            profits  from  sources  other  than  online   service   subscription
            revenues, such as advertising and electronic commerce

          o limit our opportunities to enter into or renew agreements with content providers and distribution partners

          o limit our ability to develop new products and services

          o limit our ability to continue to grow or sustain our subscriber base

          o require price reductions in the subscription fees for online services and require increased spending on marketing, network capacity, content procurement and product and features development

          o require price reductions in our enterprise software products

          o result in a loss of our market share in the enterprise software industry

          o require an increase in our sales and marketing expenditures

     Any of the foregoing events could have an adverse impact on revenues or result in an increase in costs as a percentage of revenues, either of which could have a material adverse effect on our business, financial condition and operating results.

We Need to Manage Integration of Our Mergers and Acquisitions

         In March 1999 we completed the merger with Netscape Communications Corporation, a leading provider of software and services for Internet users, including Netscape Netcenter, and the Netscape Navigator and Netscape Communicator browsers. The Netscape merger involves risks, including successful integration and management of the acquired technology, operations and personnel of Netscape. The integration of America Online and Netscape will be a complex, time consuming process and may result in a disruption of the combined company if not completed in a timely and efficient manner. The combined company must operate as a combined organization utilizing common information and communications systems, operating procedures, financial controls, human resources practices and other shared infrastructure. There may be substantial difficulties, costs and delay involved in integrating America Online and Netscape, including potential incompatibility of business cultures, perceived adverse changes in client service standards or business focus, potential sales channel conflicts, the loss of key employees and diversion of attention of management from other ongoing business concerns. There can be no assurance we will be able to successfully manage and operate Netscape. Any of these factors could have a material adverse effect on our business, financial condition and operating results.

         Additionally, we have acquired and merged with several smaller companies over the last several years. The integration of these acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of the attention of existing management from other ongoing business concerns.

Potential Year 2000 Problems May Have an Adverse Effect on Our Operations and Ability to Offer Products and Services Without Interruption

         America Online utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in operating its online services and Web sites, the proprietary software of the AOL and CompuServe services, Netscape software products, member and customer services, network access, content providers, joint ventures and various administrative and billing functions. To the extent that these applications contain source codes that are unable to appropriately interpret the upcoming calendar year 2000, some level of modification, or even possibly replacement may be necessary.

     In 1997, America Online appointed a Year 2000 Task Force to perform an audit to assess the scope of America Online's risks and bring its applications into compliance. This Task Force oversees testing and is continuing its assessment of America Online's company-wide compliance. America Online's system hardware components, client and host software, current versions of Netscape software products and corporate business and information systems are currently undergoing review and testing. To date, America Online has experienced few problems related to Year 2000 testing, and the problems that have been identified are in the process of being addressed.

     America Online intends to make Year 2000 compliant certain versions of the client software for the AOL service and the CompuServe service that are available on the Windows and Macintosh operating systems, as well as versions of Netscape software products that are currently shipped. While the majority of AOL and CompuServe members use propietary client software that will be compliant, a third-party internet browser utilized in most versions of the client software may not be Year 2000 compliant. A free patch or upgrade will be required for members using some versions of the client software or browser to achieve Year 2000 compliance. In the coming months, America Online will encourage members of its online services to upgrade their browser and/or their software to versions that are expected to be Year 2000 compliant, if they have not already done so. America Online will make available to members, and communicate that availability, free patches or upgrades that can be downloaded from the online services. America Online has not tested, and does not expect to certify as Year 2000 compliant, certain older versions of the AOL and CompuServe software. America Online has developed, and will be implementing over the remainder of the year, a communication program that informs members how to obtain the free patch or upgrade to a Year 2000 compliant version of the client software or browser. With respect to America Online's Netscape software business, testing continues on currently shipped products. America Online also will make available, at no additional cost to customers, any required patch to the versions of Netscape software products currently being shipped to customers and communicate their availability. In addition, America Online will be encouraging customers to upgrade to versions of the software that are expected to be Year 2000 compliant, if they have not already done so.

     In addition, America Online is continuing to gather information from its vendors, joint venture partners and content partners about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information related to the Year 2000. America Online intends to continue its efforts to seek reassurances regarding the Year 2000 compliance of vendors, joint venture partners and content partners. In the event any third parties cannot timely provide America Online with content, products, services or systems that meet the Year 2000 requirements, the content on America Online's services, access to America Online's services, the ability to offer products and services and the ability to process sales could be materially adversely affected.

     The costs incurred through June 30, 1999 to address Year 2000 compliance were approximately $11 million. America Online currently estimates it will incur a total of approximately $20 million in costs to support its compliance initiatives. America Online cannot predict the outcome of its Year 2000 program, whether third party systems and component software are, or will be Year 2000 compliant, the costs required to address the Year 2000 issue, or whether a failure to achieve substantial Year 2000 compliance will have a material adverse effect on America Online's business, financial condition or results of operations. Failure to achieve Year 2000 compliance could result in some interruptions in the work of some employees, the inability of some members and customers to access America Online's online services and Web sites or errors and defects in the Netscape products. This, in turn, may result in the loss of subscription services revenue, advertising and commerce revenue or enterprise solution revenue, the inability to deliver minimum guaranteed levels of traffic, diversion of development resources, or increased service and warranty costs. Occurrence of any of these may also result in additional remedial costs and damage to reputation.

     America Online has developed a contingency plan to address possible Year 2000 risks to its systems. The plan identifies a hierarchy of critical functions, acceptable delay times, recovery strategies to return functions to operational status and defines the core team for managing this recovery process. America Online will continue to modify this plan to address systems of its recent acquisitions.


The Price of Our Common Stock is Volatile

         The trading price of our common stock has been and may continue to be subject to wide fluctuations over short and long periods of time. During the last year, the closing sale prices of our common stock on the New York Stock Exchange ranged from $17.25 to $175.25. Our stock price may fluctuate in response to a number of events and factors, such as:

          o quarterly variations in financial results and membership growth and usage

          o the    announcement   of   technological    innovations,    mergers,
            acquisitions, strategic partnerships or new product offerings by America Online or its competitors

          o the entrance of new competitors into the online services market

          o changes in financial estimates and recommendations by securities analysts and news reports relating to trends in the Internet-related markets

          o the operating and stock price performance of other companies that investors may deem comparable

         In addition, the market prices for Internet-related companies have experienced volatility that often has not been directly related to the operating performance of such companies. Market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c ), 14 or 15(d) of the Securities Exchange Act prior to the termination of the offerings described in this prospectus:

     (a) Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (SEC file number 001-12143 and filing date of August 13, 1999); and

     (b) The descriptions of our capital stock, including preferred stock purchase rights, which are contained in registration statements on Form 8-A under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

         You may request a copy of these filings, at no cost, by writing or telephoning as follows:

                  America Online, Inc.
                  Attention: Investor Relations
                  22000 AOL Way
                  Dulles, VA 20166
                  (703) 265-2741
                  IR@aol.com

         This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           Forward-Looking Statements

         This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 Use Of Proceeds

         The selling stockholders are offering all of the shares of common stock covered by this prospectus. We will not receive any proceeds from the sale of these shares.

                              Selling Stockholders

         The following table sets forth the number of shares owned by each of the selling stockholders. All information contained in the table below is based upon their beneficial ownership as of July 21, 1999. We are not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may offer all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.


                                               Number of Shares           Number of Shares       Percent of Outstanding
                                                Beneficially               Registered for             Shares After
       Name of Selling Stockholder                 Owned                    Sale Hereby               the Offering

Charles Frankel (1)                                130,664                   130,664                       --
Justin Frankel (1)                                 522,661                   522,661                       --
Lighthouse Communications (1)                        7,423                     7,423                       --
Rex Manz (1)                                        22,272                    22,272                       --
Thomas Aaron Pepper (1)                             37,120                    37,120                       --
Adam Ventures, L.P.                                  1,643                     1,479                       --
Allen & Company Incorporated (2)                   189,737                   170,764                       --
Craig Allen                                          1,294                     1,164                       --
Robert Allison                                       8,627                     7,765                       --
Angel Investors, L.P.                                1,643                     1,479                       --
ATGF II                                             52,592                    47,333                       --
Fritz Beesemyer                                     11,020                     9,918                       --
Edward Bennett                                      46,552                    41,897                       --
Joni Berkley                                         1,552                     1,397                       --
David Brill                                          1,863                     1,677                       --
Gaby Brink                                           1,034                       931                       --
Rebecca Cherkoss                                       310                       279                       --
Digital Ventures Limited                           256,841                   231,157                       --
Scott Epstein                                       34,391                    30,952                       --
Fayette High Tech Partnership                       95,623                    86,061                       --
Joshua Felser                                      143,891                   129,502                       --
Jon Gavenman                                           196                       177                       --
Robert Grady                                         1,583                     1,425                       --
Timothy Hodges                                         724                       652                       --
Imagine Media, Inc.                                202,768                   182,492                       --
Intel Corporation                                  131,481                   118,333                       --
Edward Koller                                        6,762                     6,086                       --
Bryant Levin                                       138,150                   124,335                       --
Steven Lewis                                        46,593                    41,934                       --
Linc Capital, Inc.                                  13,087                    11,779                       --
Dana Lyon                                            1,643                     1,479                       --
Emeric McDonald                                     13,147                    11,833                       --
Brian McLoughlin                                     8,627                     7,765                       --
New Millenium Partners                              16,435                    14,791                       --
Janet Noel                                             827                       745                       --
Pacific Technology Ventures USA L.P.               238,558                   214,703                       --
The Phoenix Partners III L.P. (3)                   30,453                    27,408                       --
The Phoenix Partners IIIB L.P. (4)                  16,434                    14,791
The Phoenix Partners IV L.P. (5)                    79,758                    71,783                       --
Joshua Pickus                                          985                       887                       --
Scott Pinizzotto                                     2,484                     2,236                       --
Ronald Posner                                       35,297                    31,768                       --
David Samuel                                       270,115                   243,104                       --
Schibsted ASA                                       25,728                    23,156                       --
Robert Senoff                                       12,942                    11,648                       --
David Shuman (2)                                     1,552                     1,397                       --
Sony Music Entertainment, Inc.                     169,146                   152,232                       --
Staenburg Private Capital                           13,147                    11,833                       --
Steven Tonsfeldt                                       196                       177                       --
Trans Cosmos USA, Inc.                              32,870                    29,583                       --
James Van Huysse                                    18,844                    16,960                       --
VLG Investments 1999                                   920                       828                       --
Thomas Wang                                            621                       559                       --
Douglas Weaver                                         310                       279                       --


(1) Pursuant to an Escrow Agreement with America Online dated May 28, 1999, 10% of the shares of common stock held by the selling stockholder and being registered hereby may not be sold until May 28, 2000.

(2) The shares held of record by Allen & Company are beneficially owned by certain directors and officers of Allen & Company, including David Shuman.

(3) The Phoenix Management Partners III is the general partner of The Phoenix Partners III L.P., and the general partner of The Phoenix Management Partners III is David Johnston. Mr. Johnston disclaims beneficial ownership of the shares held by The Phoenix Partners III L.P.

(4) The Phoenix Management Partners III is the general partner of The Phoenix Partners IIIB L.P., and the general partner of The Phoenix Management Partners III is David Johnston. Mr. Johnston disclaims beneficial ownership of the shares held by The Phoenix Partners III L.P.

(5) The Phoenix Management IV LLC is the general partner of The Phoenix Partners IV L.P., and the managing member of The Phoenix Management IV LLC is David Johnston. Mr. Johnston disclaims beneficial ownership of the shares held by The Phoenix Partners IV L.P.

         The selling stockholders received their shares of common stock pursuant to either our merger with Spinner Networks, Inc. or our merger with Nullsoft, Inc., both of which occurred in May 1999.

         The stockholders who received their shares pursuant to the Spinner merger are parties to a Registration Rights Agreement dated as of May 28, 1999, in which we agreed to register their shares in a registration statement, and to keep such registration statement effective for a period of one year. Several of those selling stockholders currently hold positions with America Online. Joshua Felser and David Samuel are each vice presidents of America Online and Joni Berkley, David Brill, Janet Noel and Thomas Wang also are employed by America Online.

         The stockholders who received their shares pursuant to the Nullsoft merger are parties to a Registration Rights Agreement dated as of May 28, 1999, in which we agreed to include their shares in any registration statement we filed within one year of the date of the Registration Rights Agreement (other than on Forms S-4 or S-8), and to keep such registration statement effective for a period of 90 days. One of those selling stockholders, Justin Frankel, currently holds a position with America Online.

         This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. In addition, this prospectus covers the preferred stock purchase rights that currently trade with America Online's common stock and entitle the holder to purchase additional shares of common stock under certain circumstances.

                              Plan Of Distribution

         We are registering the common stock on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of this offering.

         The selling stockholders are offering shares of common stock that they received either in connection with our merger with Spinner or Nullsoft. This prospectus covers their resale of up to 2,863,053 shares of common stock.

         The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions (which may involve crosses or block transactions):

          o on any national securities exchange, such as the NYSE, or quotation service on which the common stock may be listed or quoted at the time of sale,
          o in the over-the-counter market,
          o in transactions otherwise than on such exchanges or services or in the over-the-counter market or
          o through the purchase and sale of over-the-counter options.

         In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities.

         At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

         Pursuant to the Registration Rights Agreement with the selling stockholders who received their shares of common stock in the mergers with Spinner and Nullsoft, all expenses of the registration of the common stock will be paid by us, including, without limitation, Commission filing fees; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                  Legal Matters

         The validity of the Securities offered hereby is being passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. The Vice Chairman of America Online also serves as Of Counsel to Mintz, Levin and owns an aggregate of 1,259 shares of common stock and options to purchase 2,592,000 shares of common stock. Attorneys of Mintz Levin and certain members of their families and trusts for their own benefit own an aggregate of approximately 5,600 shares of America Online common stock.

                                     Experts

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such expenses shall be borne by America Online. All amounts set forth below are estimates, other than the SEC registration fee.

   SEC Registration Fee                                       $95,885
   New York Stock Exchange additional listing fee              14,750
   Accounting Fees and Expenses                                10,000
   Miscellaneous                                               10,000
                                                               ------
   TOTAL                                                     $130,635
                                                             ========

Item 15.  Indemnification of Officers and Directors

         Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

         Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

         Article Ninth of the Registrant's Restated Certificate of Incorporation (incorporated by reference herein) provides for indemnification of directors, officers and other persons as follows:

                  To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors and officers and any person who is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation, by action of its board of directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the board of directors in its sole and absolute discretion.

                  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  The Corporation  shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article Ninth.

                  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the board of directors, pursuant to the last sentence of Paragraph 1 of this Article Ninth, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the board of directors in its sole discretion.

         Article Five of the Registrant's Restated By-Laws (incorporated by reference herein) provides that:

                  Right to  Indemnification.  Each  person  who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide before such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in the section "Right of Indemnitees to Bring Suit" of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

                  Right to Advancement of Expenses. The right to indemnification conferred in the section "Right to Indemnification" of this Article shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred in this section and the section "Right to Indemnification" of this Article shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

                  Right of  Indemnitees  to Bring  Suit.  If a claim  under  the section "Right to Indemnification" or "Right to Advancement of Expenses" of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (1) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

                  Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, these By-Laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

                  Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                  Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

         The directors and officers of the Registrant are covered by a policy of liability insurance.

Item 16.  Exhibits.

Exhibit No.    Description
4.1            Article 4, Article 6 and Article 8 of the Restated Certificate of
               Incorporation  of America  Online,  Inc. (Filed as Exhibit 3.1 to
               America Online's Annual report on Form 10-K for the fiscal Year ended June 30, 1997 and incorporated herein by reference.)

4.2 Amendment of Section A of Article 4 of the Restated Certificate of Incorporation of America Online, Inc. (Filed as Exhibit 4.1 to America Online's Registration Statement on Form S-3, Registration No. 333- 46633 and incorporated herein by reference.)

4.3 Restated By-Laws of America Online, Inc. (Filed as Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 and incorporated herein by reference.)

4.4 Rights Agreement dated as of May 12, 1998, between America Online, Inc. and BankBoston, N.A., as Rights Agent (Filed as
               Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference.)

5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., regarding the legality of securities being offered (Previously filed.)

23.1           Consent of Ernst & Young LLP

23.2           Consent of Mintz,  Levin, Cohn,  Ferris,  Glovsky and Popeo, P.C.
               (Previously filed.)

24.1           Powers of Attorney (Previously filed.)

Item 17.  Undertakings.

         A.  Rule 415 Offering

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Filings Incorporating Subsequent Exchange Act Documents by Reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, Commonwealth of Virginia, on August 17, 1999.

                               AMERICA ONLINE, INC.

                               By: /s/J. Michael Kelly
                                   J. Michael Kelly, Senior Vice President,
                                   Chief Financial Officer, and
                                   Assistant Secretary

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated in one or more counter-parts.

SIGNATURE               TITLE                                          DATE

     *                  Chairman  of  the  Board  and  Chief     August 17, 1999
Stephen M. Case         Executive Officer (principal executive
                        officer)


     *                  President, Chief Operating Officer and   August 17, 1999
Robert W. Pittman       Director


/s/J. Michael Kelly     Senior Vice President, Chief  Financial  August 17, 1999
J. Michael Kelly        Officer and Assistant Secretary (principal
                        financial officer)


     *                  Vice President, Controller, Chief        August 17, 1999
James F. MacGuidwin     Accounting and Budget Officer (principal
                        accounting officer)


     *                  Director                                 August 17, 1999
Daniel F. Akerson


     *                  Director                                 August 17, 1999
James L. Barksdale


     *                  Director                                 August 17, 1999
Frank J. Caufield


     *                  Director                                 August 17, 1999
Alexander M. Haig, Jr.


     *                  Director                                 August 17, 1999
William N. Melton


     *                  Director                                 August 17, 1999
Thomas Middelhoff


     *                  Director                                 August 17, 1999
Colin L. Powell


     *                  Director                                 August 17, 1999
Franklin D. Raines


* By:  /s/J. Michael Kelly
         J. Michael Kelly
         Attorney-In-Fact

                                  EXHIBIT INDEX
Exhibit No.
                 Description

23.1             Consent of Ernst & Young LLP